Exhibit 99.1

FOR IMMEDIATE RELEASE Media Relations Contact: Lynn Liddle 734-930-3008 Lynn.Liddle@dominos.com

Domino’s Chairman & CEO David A. Brandon Transitioning to

Non-Executive Chairman; J. Patrick Doyle to be Named CEO

ANN ARBOR, Michigan. January 5, 2010: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery announced today that Chairman and CEO David A. Brandon will be stepping down as CEO effective March 7, 2010. The Board of Directors plans to elect J. Patrick Doyle as Brandon’s successor.

Brandon, 57, will be retained by the company as a special advisor for the balance of 2010. In addition, Brandon will stand for re-election to the Board when his current term expires in 2012. Concurrent with this announcement, the University of Michigan is announcing that Brandon has been selected to serve as its next Director of Intercollegiate Athletics.

Under Brandon’s leadership, Domino’s has grown worldwide store count by more than 2,600 units. Brandon joined Domino’s in March 1999, soon after the company was sold by its founder owner to Bain Capital. Since then, the Company’s enterprise value has doubled to over $2 billion. Prior to joining Domino’s, Brandon was Chairman, President and CEO of Valassis, Inc.

Brandon commented on making the transition to non-executive Chair: “It has been an honor and a privilege to lead Domino’s Pizza for the past 11 years. My leadership team, our team members and franchisees are the very best in this – or any – business. I will continue to stay connected to this great brand and company as Chairman of the Board, and I am confident that, under Patrick’s leadership, Domino’s Pizza will continue to grow and succeed. This company’s best days still lie ahead.”

Brandon noted that Domino’s has a formalized succession-planning process in place, and the Board reviews the plan in detail at least once a year. As part of the process, successor candidates for every leadership team member are identified, and a plan laid out for successor readiness. Patrick Doyle was identified and prepared to succeed to the role of CEO as part of this process.

“Patrick Doyle has been a rising star at Domino’s Pizza from the beginning,” Brandon said. “He has had numerous leadership successes at Domino’s and has long been identified as the best choice to be my successor. I look forward to continuing our close working relationship during this transition year. Our company is in great hands with Patrick. He’s a strategic, proven and effective leader, a passionate operator, and loves Domino’s Pizza as much as I do.”

More…

Page Two: Brandon/Doyle

Doyle, 46, has been President of Domino’s USA since September 2007, and has been with the company since 1997. Prior to serving as president, Doyle successfully led the company’s corporate store unit, the international division and the marketing department.

“I’ve learned so much from working closely with Dave for these past 11 years, and I am honored and very excited to take on this new challenge and opportunity. We’ve got a great team, and we’re ready to continue to work together with our franchisees around the world to drive this business to an even higher level of success,” said Doyle.

Before joining Domino’s over 12 years ago, Doyle spent six years with the Gerber Products Company, most recently as General Manager of its U.S. baby food business. Prior to joining Gerber, Doyle was European General Manager of Intervascular SA in LaCiotat, France. He also spent five years at First Chicago Corporation as a Corporate Finance Officer. Doyle holds an MBA from the University Of Chicago Booth School Of Business and an undergraduate degree in Economics from the University of Michigan.

Details of both Brandon’s transition agreement and Doyle’s employment agreement will be finalized over the coming weeks and voted on at the company’s February 24 Board meeting.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery. Domino’s is listed on the NYSE under the symbol “DPZ.” Through its primarily locally-owned and operated franchised system, Domino’s operates a network of 8,886 franchised and Company-owned stores in the United States and over 60 international markets. The Domino’s Pizza® brand, named a Megabrand by Advertising Age magazine, had global retail sales of over $5.5 billion in 2008, comprised of nearly $3.1 billion domestically and over $2.4 billion internationally. During the third quarter of 2009, the Domino’s Pizza® brand had global retail sales of over $1.2 billion, comprised of over $672 million domestically and over $570 million internationally. Domino’s Pizza was named “Chain of the Year” by Pizza Today magazine, the leading publication of the pizza industry. In 2009 Domino’s ranked number one in customer satisfaction in a survey of consumers of the U.S. largest limited service restaurants, according to the annual American Customer Satisfaction Index (ACSI).

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SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that concern our strategy, plans or intentions. These forward-looking statements relating to our anticipated profitability, ability to service our indebtedness, our operating performance, trends in our business and other descriptions of future events reflect management’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially include: the level of our long-term and other indebtedness; the uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; the strength of our brand in the markets in which we compete; our ability to retain key personnel; new product and concept developments by Domino’s and other food-industry competitors; the ongoing profitability of our franchisees; and the ability of Domino’s and our franchisees to open new restaurants and keep existing restaurants in operation; changes in food prices, particularly cheese, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries where we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings; our ability and that of our franchisees to successfully operate in the current credit environment; changes in the level of consumer spending given the general economic conditions including interest rates, energy prices and weakening consumer confidence; availability of borrowings under our variable funding notes and our letters of credit; and changes in accounting policies. Important factors that could cause actual results to differ materially from our expectations (“cautionary statement”) are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our annual report on Form 10-K. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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